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News Release

TranSwitch Corporation Commences Exchange Offer for its

4 1/2% Convertible Notes Due 2005

(Shelton, CT) August 27, 2003 — TranSwitch Corporation (NASDAQ:TXCC), a leading developer and global supplier of innovative high-speed VLSI solutions for communications applications, today commenced an offer to exchange up to $94,143,000 aggregate principal amount of its new 5.45% Convertible Plus Cash NotesSM due September 30, 2007 for up to $114,113,000 aggregate principal amount of its currently outstanding 4½% Convertible Notes due 2005 (the “exchange offer”). The Company is also offering holders of its existing notes the option to indicate their interest to purchase for cash up to an additional $20,000,000 of the Plus Cash Notes (the “new money offering”).

The exchange offer is scheduled to expire on September 24, 2003, unless extended.

U.S. Bancorp Piper Jaffray Inc. is serving as the dealer manager for the exchange offer and placement agent for the new money offering. U.S. Bank National Association is serving as the exchange agent. A prospectus related to the exchange offer and the new money offering, and a letter of transmittal and other materials related to the exchange offer, are available free of charge from the information agent, Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 (800-723-8038). The prospectus related to the exchange offer and the new money offering, and the letter of transmittal and other materials related to the exchange offer, may also be obtained free of charge at the Securities and Exchange Commission’s website (www.sec.gov).

A tender offer statement, combined registration statement (and the prospectus included therein), a related letter of transmittal and other offer documents relating to these securities have been filed with the Securities and Exchange Commission but the registration statement has not yet become effective. These documents contain important information that should be read carefully before any decision is made with respect to the exchange offer or the new money offering. These securities may not be exchanged or sold, nor may offers to exchange or

-more-

TranSwitch Corporation Commences Exchange Offer for its 4 1/2% Convertible Notes Due 2005	page 2

offers to buy them be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange, sell, or the solicitation of an offer to buy, the securities, nor shall there be any offer, exchange, solicitation or sale of any securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.

TranSwitch Corporation, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions—Connectivity Engines™—to original equipment manufacturers who serve three end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks (WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 : 2000 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch’s home page at the World Wide Website—http://www.transwitch.com.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with the proposed exchange offer and new money offering, including the possibility that the proposed exchange offer and new money offering may not be consummated; risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks relating to TranSwitch’s indebtedness; risks of dependence on third-party VLSI fabrication

TranSwitch Corporation Commences Exchange Offer for its 4 1/2% Convertible Notes Due 2005	page 3

facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Peter J. Tallian

Chief Financial Officer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

Jeffrey Winaker

Managing Director, Convertible Securities

U.S. Bancorp Piper Jaffray

Phone: 415/984-5142

Fax: 415/984-5122

or

Brian Sullivan

Managing Director, Convertible Securities

U.S. Bancorp Piper Jaffray

Phone: 415/984-5144

Fax: 415/984-5122